PRESS RELEASE

Contacts:
Mellanox Technologies
Brian Sparks
408-970-3400
media@mellanox.com

Mellanox Technologies Strengthens its Board of Directors
with Addition of Dov Baharav

Dov Baharav Brings Extensive Leadership Experience in Growing
Companies that Operate in the Software and Computer Industries

SUNNYVALE, CA. and YOKNEAM, ISRAEL – Nov. 22, 2010 – Mellanox® Technologies, Ltd. (NASDAQ: MLNX; TASE: MLNX), a leading supplier of high-performance, end-to-end connectivity solutions for data center servers and storage systems, today announced Dov Baharav has been appointed to the Company’s Board of Directors effective November 22, 2010. Mr. Baharav has been until November 15th, 2010 president and Chief Executive Officer and a member of the Board of Directors of Amdocs Management Limited, where he transformed the company through vertical and horizontal expansion, various acquisitions, and corporate restructuring.

Beginning in 1991 when he joined Amdocs, Mr. Baharav served as vice president and then president of Amdocs’ principal US subsidiary, Amdocs, Inc. Four years later, he became chief financial officer of Amdocs Management Limited, and guided Amdocs to be the profitable publicly traded company it is today. Mr. Baharav was appointed president and CEO in July 2002, a time when both the communications industry and the company were in turmoil. He was instrumental in transitioning the company back to a state of growth with annual revenues more than doubling over a span of a few years following his appointment. Prior to 1991, Mr. Baharav served as chief operating officer of Oprotech Ltd.

“We are privileged to have someone with Dov’s extensive management and market experiences join our Board of Directors,” said Eyal Waldman, president, chairman and CEO of Mellanox Technologies. “As Mellanox continues to take advantage of growth opportunities worldwide, Dov’s expertise will be a significant asset as we navigate our business to address new data center vertical markets and an expanding customer base. We look forward to Dov’s guidance and support in scaling Mellanox to our next stages of growth.”

“As a global leader in high-speed, end-to-end network connectivity solutions, Mellanox is poised to take advantage of the multitude of opportunities within the enterprise data center market,” said Dov Baharav. “I am honored to join the Board of Directors and look forward to contributing to Mellanox’s strategic initiatives, while enhancing shareholder value.”

Mr. Baharav is actively involved with the College of Management Academic Studies in Rishon Lezion, Israel. He is also a member of the board at SeamBI, a company specializing in dynamic product placement. Mr. Baharav received a B.S. in physics and accounting, as well as an MBA, from the University of Tel Aviv.

Mr. Baharav becomes the seventh member of Mellanox’s prestigious Board of Directors, joining Glenda Dorchak, Irwin Federman, Amal Johnson, Tom Riordan, Eyal Waldman, and Thomas Weatherford.

About Mellanox
Mellanox Technologies is a leading supplier of end-to-end connectivity solutions for servers and storage that optimize data center performance. Mellanox products deliver market-leading bandwidth, performance, scalability, power conservation and cost-effectiveness while converging multiple legacy network technologies into one future-proof solution. For the best in performance and scalability, Mellanox is the choice for Fortune 500 data centers and the world’s most powerful supercomputers. Founded in 1999, Mellanox Technologies is headquartered in Sunnyvale, California and Yokneam, Israel. For more information, visit Mellanox at www.mellanox.com.

Mellanox, BridgeX, ConnectX, InfiniBlast, InfiniBridge, InfiniHost, InfiniRISC, InfiniScale, InfiniPCI, PhyX, and Virtual Protocol Interconnect are registered trademarks of Mellanox Technologies, Ltd. CORE-Direct and FabricIT are trademarks of Mellanox Technologies, Ltd. All other trademarks are property of their respective owners.

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